EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
May 12, 2006

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION APPROVED FOR LISTING ON NASDAQ CAPITAL MARKET

BALTIMORE, MD (May 12, 2006) Bay National Corporation (OTCBB:BANI), the bank holding company for Bay National Bank, today announced that its common stock has been approved for listing on the NASDAQ Capital Market. Bay National Corporation will commence trading on the NASDAQ Capital Market under the new ticker symbol “BAYN” effective at the market opening on Monday, May 15, 2006.

Hugh W. Mohler, Chairman and CEO commented, “We are very excited to announce that we have met the stringent requirements for NASDAQ Capital Market listing. The move from the OTC Bulletin Board to the NASDAQ Capital Market represents another important milestone for our company and signifies our commitment to increase shareholder value by expanding our shareholder base and improving the liquidity of our stock.”

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. All companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards. Average daily share volume in NASDAQ-listed securities for 2005 was $1.8 billion, outpacing that of both the New York Stock Exchange and the American Stock Exchange.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Such statements, specifically regarding future trading, liquidity, and holdings of Bay National Corporation’s stock, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, risks of a competitive market; changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.